Exhibit 99.1

Expedia, Inc. Reports Third Quarter Results

BELLEVUE, Wash.—November 3, 2005—Expedia, Inc. (Nasdaq: EXPE) today announced financial results for its third quarter ended September 30, 2005.

“Expedia, Inc. delivered solid bookings and profit growth in its foundational quarter as an independent public company,” said Expedia, Inc. Chairman Barry Diller. “With over $15 billion in gross bookings and more than $2 billion in revenue over the last twelve months, the Company has established itself as a premier e-tailer and travel company with truly global aspirations.”

“Our continued investments in improving our customer experience and supplier relationships have paid off this quarter in our fastest merchant hotel revenue growth since the third quarter of 2004,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “We have continued on that path in the second half of 2005 by re-designing our Expedia.com and Hotels.com sites to improve ease of use and launching our biggest holiday promotion ever — our customers save $150 off the vacation they really want to take next year by booking their holiday travel with Expedia.com.”

Financial Summary (figures in $MM’s)

	3 Months Ended September 30, 2005	3 Months Ended September 30, 2004	Y / Y Growth
Gross bookings	$3,937.2	$3,265.8	21%
Revenue	584.7	503.8	16%
Gross profit	456.6	399.1	14%
Operating income before amortization *	183.5	159.6	15%
Operating income	148.6	80.3	85%
Adjusted net income *	126.9	110.2	15%
Net income	82.0	58.1	41%

*	“Operating income before amortization” and “Adjusted net income” are non-GAAP measures as defined by the Securities and Exchange Commission. Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” for an explanation of non-GAAP measures used throughout this release. Please also see “Basis of Presentation” below for additional information on financial results presented throughout this release.

Discussion of Results

Gross Bookings & Revenue

Gross bookings increased 21% for the third quarter 2005 compared with third quarter 2004, with domestic gross bookings up 16% and international gross bookings up 39% versus the prior year quarter. Our results were impacted by hurricane and terrorist activity during the quarter.

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Revenue grew 16% during the quarter, primarily driven by increased worldwide merchant hotel revenue, acquisitions and growth in our car rental business. Third quarter domestic revenue increased 10%, and international revenue grew 43%.

Worldwide merchant hotel revenue increased 15%, the highest rate of growth since third quarter 2004. The increase was fueled by 13% growth in room nights stayed, including rooms delivered as a component of vacation packages. Revenue per room night increased 2%, resulting from a 7% increase in average daily rates (“ADRs”), partially offset by a decrease in hotel margins (defined as hotel net revenue as a percentage of hotel gross bookings).

Worldwide air revenues increased 3% during the quarter, due to a 13% increase in air tickets sold, partially offset by a 9% decline in revenue per air ticket.

Revenue as a percentage of gross bookings (“revenue margin”) was 14.8% for the third quarter, down 58 basis points compared with third quarter 2004, due primarily to lower domestic air revenue per ticket and lower domestic hotel margins, partially offset by higher margins in our car rental and destination services businesses. In addition, average airfares increased 7% year-over-year, which has the effect of increasing gross bookings without a corresponding increase in our per ticket air revenues.

Revenue margin was up 144 basis points sequentially compared with second quarter 2005 due to seasonality, a higher mix of merchant hotel business, lower airfares and higher margins in our car rental and destination services businesses.

Profitability

Gross profit for the third quarter was $457 million, up $58 million, or 14% from third quarter 2004. Gross margin was down 112 basis points to 78.1%, 92 basis points of which were due to our February 2005 acquisition of a destination services company which historically has had lower gross margins than our core business.

Operating Income Before Amortization (“OIBA”) grew 15% to $184 million, driven by higher revenue and lower sales and marketing expense as a percentage of revenue, partially offset by lower gross margin and higher general and administrative and technology and content expense as a percentage of sales. OIBA growth was 18% excluding the prior year benefit of a $4.4 million net adjustment primarily for the reversal of an excise tax reserve.

Operating income grew 85% during the quarter to $149 million. Operating income growth significantly exceeded OIBA growth primarily due to a $30 million net credit adjustment to non-cash compensation due largely to a change in estimate in our expected forfeiture rate for equity awards and a decrease in non-cash compensation from year-ago levels.

Adjusted net income and net income for the third quarter 2005 compared to the same period in 2004 increased by $17 million and $24 million respectively, both due primarily to increases in operating income and interest income, partially offset by correspondingly higher taxes. Additionally, net income was reduced by $23 million due to a write-off of an investment, partially offset by unrealized gains of $12 million on derivative liabilities. Adjusted EPS was $0.35 for the third quarter, and diluted EPS was $0.23.

For additional information on the adjustment to non-cash compensation, the investment write-off and our derivative liabilities, please see the “Income Statement Notes” and “Balance Sheet Notes” elsewhere in this release.

Cash Flows & Working Capital

For the nine months ended September 30, 2005, net cash provided by operating activities was $944 million. Free cash flow (a non-GAAP measure which equals net cash provided by operating activities less capital expenditures) was $903 million. Both net cash provided by operating activities and free cash flow for the nine months ended September 30, 2005 include $543 million from the change in accounts payable, accrued liabilities and deferred merchant bookings.

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Quarterly Highlights

•	For the first time, worldwide gross bookings for a trailing twelve month period exceeded $15 billion, and revenue exceeded $2 billion.

•	Expedia, Inc.’s international points of sale in Canada, the United Kingdom, Germany, France, Italy, the Netherlands, China and other countries accounted for 23% of gross bookings and 22% of revenue in the third quarter, up from 19% of gross bookings and 18% of revenue in the prior year period.

•	Hotels.com continued its ‘hotel expert’ brand evolution, re-launching its U.S. website with a “We know hotels inside and out” bellman logo. The new site design offers customers virtual property tours, guest reviews, advanced filtering and a compare feature to line up hotels side-by-side to compare amenities, location, prices, ratings and more. Gross bookings for Hotels.com increased 9% compared with the third quarter of 2004.

•	Expedia, Inc. customers worldwide can now book reservations with more than 70,000 hotel properties in 1,500 markets, including over 24,000 merchant hotel properties. More than 5,000 of these properties are fully direct-connected, offering real-time availability, rates and inventory on our websites, benefiting Expedia’s customers and suppliers.

•	Expedia, Inc. expanded its European hotel selection through global agreements with Hilton International (“HI”) and Golden Tulip Hospitality. Under our agreement, HI may add up to 400 properties to Expedia’s preferred hotel program. The Golden Tulip agreement provides Expedia.com and Hotels.com customers with enhanced access and connectivity to more than 400 properties from Golden Tulip and its alliance partners, including Golden Tulip, Pacific International Suites, Pensione, Plaza Hotels and Grand Pacific hotels.

•	Expedia.com’s customers have created over 75,000 reviews of actual paid hotel stays covering over 12,000 distinct properties since the feature launched in early 2005. Traveler reviews provide valuable, differentiated content to Expedia.com customers, leveraging Expedia’s scale in traffic and customers.

•	Expedia Corporate Travel (“ECT”) announced that it intends to launch ECT Canada in the first quarter of 2006. The Canadian site will build upon ECT’s current service footprint in the United States, France, the United Kingdom, Belgium, Netherlands and Luxembourg. ECT also introduced more than 20 powerful and highly configurable new product enhancements to its EPower™ service platform including 3D Fare Display, an on-demand tool that gives travel bookers a broader view of multiple fares as they’re searching for flights, as well as enhancements to EPower’s ™ automated seat search and upgrade features.

•	TripAdvisor, the leading global travel information and advice destination (www.tripadvisor.com), has increased its travel reviews and opinions by more than 50% since the second quarter to more than 3 million. These reviews and opinions cover more than 300,000 hotels, restaurants and attractions worldwide. Travelers have also submitted over 120,000 photographs covering 14,000 hotels. Expedia, Inc.’s brand portfolio is leveraging TripAdvisor’s content by including reviews and opinions for select properties on Hotels.com’s redesigned website.

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EXPEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue	$584,653	$503,793	$1,624,706	$1,404,014
Cost of revenue	128,072	104,722	360,474	293,952
Gross profit	456,581	399,071	1,264,232	1,110,062
Operating expenses:
Selling and marketing	185,421	177,863	542,173	523,999
General and administrative	58,895	39,154	146,209	113,976
Technology and content	28,741	22,444	81,349	61,686
Amortization of non-cash distribution and marketing	5,138	3,256	9,055	13,027
Amortization (recovery) of non-cash compensation	(1,009)	44,350	79,899	134,394
Amortization of intangibles	30,756	31,743	94,204	92,520

Operating income	148,639	80,261	311,343	170,460
Other income (expense):
Net interest income	17,968	9,303	47,479	23,611
Write-off of long-term investment	(23,426)	—	(23,426)	—
Other	7,379	5,398	11,889	2,906

Total other income, net	1,921	14,701	35,942	26,517

Earnings before income taxes and minority interest	150,560	94,962	347,285	196,977
Income tax expense	(69,026)	(37,455)	(143,895)	(77,737)
Minority interest in loss of consolidated subsidiaries	501	585	106	113

Net income	$82,035	$58,092	$203,496	$119,353

Earnings per share:
Basic	$0.24	$0.17	$0.61	$0.36
Diluted	$0.23	$0.17	$0.59	$0.35
Shares used in computing earnings per share:
Basic	336,409	335,540	335,833	335,540
Diluted	353,351	340,549	344,819	340,549

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EXPEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$227,875	$154,957
Restricted cash and cash equivalents	32,800	600
Marketable securities	25	1,000
Accounts and notes receivable, net of allowance of $4,026 and $2,338	180,622	143,905
Receivables from IAC/InterActiveCorp and subsidiaries	—	1,874,745
Deferred income taxes	8,874	8,696
Prepaid merchant bookings	52,868	28,151
Prepaid expenses	61,640	33,803

Total current assets	564,704	2,245,857
Property and equipment, net	85,866	81,426
Long-term investments and other	45,717	140,432
Intangible assets, net	1,204,757	1,279,361
Goodwill	5,875,132	5,790,111

TOTAL ASSETS	$7,776,176	$9,537,187

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$650,536	$429,739
Accounts payable, trade	127,908	98,666
Deferred merchant bookings	559,051	361,199
Deferred revenue	7,847	5,353
Income tax payable	7,716	421
Other current liabilities	88,148	86,801

Total current liabilities	1,441,206	982,179
Deferred income taxes	381,463	333,696
Derivative liabilities	91,407	12,812
Other long-term liabilities	38,450	37,436
Minority interest	71,070	18,435
Commitments and contingencies
Total stockholders’ equity	5,752,580	8,152,629

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,776,176	$9,537,187

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EXPEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities
Net income	$203,496	$119,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37,869	32,701
Amortization of non-cash distribution and marketing	9,055	13,027
Amortization of non-cash compensation	79,899	134,394
Amortization of intangibles	94,204	92,520
Amortization of premium on investment securities	—	161
Deferred income taxes	29,948	(25,563)
Unrealized gain on derivative instruments	(12,000)	—
Equity in income of unconsolidated affiliates	(870)	(116)
Minority interest in loss of consolidated subsidiaries	(106)	(113)
Write-off of long-term investment	23,426	—
Other	690	—
Changes in current assets and current liabilities:
Accounts and notes receivable	(28,468)	10,355
Prepaid merchant bookings and prepaid expenses	(39,047)	(32,502)
Accounts payable and accrued liabilities	345,909	203,461
Deferred merchant bookings	197,154	167,421
Deferred revenue	2,494	(3,108)
Other, net	—	2,549

Net cash provided by operating activities	943,653	714,540

Cash flows used in investing activities
Acquisitions, net of cash acquired	11,515	(261,312)
Capital expenditures	(40,859)	(37,499)
Purchase of marketable securities	(30)	(5,015)
Proceeds from sale of marketable securities	1,000	722,646
Increase in long-term investments and deposits	(2,379)	(56,580)
Transfers to IAC/InterActiveCorp, net	(766,760)	(1,496,467)
Other, net	(2,937)	(5,080)

Net cash used in investing activities	(800,450)	(1,139,307)

Cash flows used in financing activities
Proceeds from exercise of stock options	20,458	—
Changes in restricted cash and cash equivalents	(36,462)	—
Contribution from (distribution to) IAC/InterActiveCorp, net	(52,844)	401,888
Other, net	(2,601)	(1,108)

Net cash used in financing activities	(71,449)	400,780
Effect of exchange rate changes on cash and cash equivalents	1,164	(2,425)

Net increase (decrease) in cash and cash equivalents	72,918	(26,412)
Cash and cash equivalents at beginning of period	154,957	188,639

Cash and cash equivalents at end of period	$227,875	$162,227

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Income Statement Notes

Revenue

•	Expedia, Inc. makes travel products and services available through two business models: the merchant model and the agency model.

•	Under the merchant model, we facilitate the booking of travel products and services from our travel suppliers, and serve as the merchant of record. Merchant transactions typically produce a higher level of net revenues per transaction. Merchant revenues are generally recognized when the customer uses the travel product or service, as opposed to when the travel product or service is booked. Merchant revenues are derived from the difference between amounts paid to the travel suppliers and the amounts paid by the consumer.

•	Under the agency model, Expedia, Inc. acts as agent in the transaction, passing reservations booked by customers to the relevant travel supplier. Expedia, Inc. receives a commission or ticketing fee from the travel supplier for its services under the agency model. In agency transactions the supplier sets the price to be paid by the consumer and the travel supplier appears as merchant of record for the transaction. Agency revenues are typically recognized at the time the reservation is booked. Agency revenues are derived primarily from commissions and ticketing fees from travel suppliers, revenues from GDS’s and fees from leisure and corporate travelers.

•	Agency gross bookings were 58% of total gross bookings for both the three and nine month periods ended September 30, 2005, compared with 57% for the prior year periods.

Expense Reclassifications

•	As previously disclosed in our October 25, 2005 8-K/A filing with the SEC, we have reclassified certain expense amounts relating to prior periods’ results to conform to our 2005 presentation of results. The reclassifications did not affect our financial position, cash flows, revenue, operating income, operating income before amortization or net income for any periods.

Cost of Revenue

•	Cost of revenue consists of: (1) credit card merchant fees; (2) fees paid to our fulfillment vendors for processing of airline tickets and related customer services; (3) reserves and related payments to airlines for tickets purchased with fraudulent credit cards; (4) allocated and direct costs of our data and call centers and (5) costs paid to suppliers for certain destination inventory.

•	Cost of revenue as a percentage of revenue was 22% for each of the three and nine month periods ended September 30, 2005, compared with 21% for the comparable prior year periods. The increases are largely due to lower gross margin revenues associated with an acquired destination services provider which records its ticketing sales on a gross basis, which we have consolidated as of its acquisition in February 2005.

Operating Expenses

•	Operating expenses as a percentage of revenue for the three and nine month periods were as follows (differences due to rounding):

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Selling and marketing	31.7%	35.3%	33.4%	37.3%
General and administrative	10.1%	7.8%	9.0%	8.1%
Technology and content	4.9%	4.5%	5.0%	4.4%

Total	46.7%	47.5%	47.4%	49.8%

•	Operating expenses include depreciation expense of $12 million and $29 million for the three and nine month periods ended September 30, 2005, and $8 million and $23 million for the comparable prior year periods. The remainder of depreciation expense is captured in cost of revenue.

Selling and Marketing

•	Selling and marketing expenses consist primarily of advertising and distribution expenses as well as personnel-related costs. Our distribution channels include Internet portals, search engines and our private label and affiliate programs.

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•	While year-to-date sales and marketing expense has increased 3%, we expect a significantly larger year-over-year increase in the fourth quarter as we strategically shift marketing spend later in the year.

•	While we are focused on optimizing the efficiency of our sales and marketing channels, we expect absolute amounts spent in sales and marketing to increase over time due to continued expansion of our international businesses, which have a higher sales and marketing cost relative to revenue due to their comparatively early stages of development, as well as increases in search-related costs, increased marketing volume and higher costs of traffic acquisition online.

General and Administrative

•	General and administrative expense consists primarily of (1) personnel-related costs for support functions that include our executive leadership, finance, legal, tax and human resources functions, and (2) fees for professional services that include legal, tax and accounting.

•	Year-to-date general and administrative expense has increased 28% as we increased our use of professional services and built our executive teams and supporting staff levels largely as a result of becoming a stand-alone public company. We expect absolute amounts spent on corporate personnel and professional service to increase over time as we add headcount and continue incurring incremental costs as a stand-alone public company.

Technology and Content

•	Technology and content expense includes research and development consisting primarily of product development expenses such as payroll and related expenses for localization, and amortization of website development costs.

•	Given the increasing complexity of our business, geographic expansion, initiatives in corporate travel, increased supplier integration, service-oriented architecture improvements and other initiatives, we expect absolute amounts spent in technology and content to increase over time.

Amortization of Non-Cash Compensation Expense

•	Amortization of non-cash compensation expense relates primarily to expense for restricted stock units and stock options. Since February 2003, we have awarded restricted stock units as our primary form of stock-based compensation. Our stock-based awards generally vest over periods between four and five years.

•	Non-cash compensation contra-expense for the third quarter was $1 million, consisting of $29 million in expense primarily related to stock options expense, offset by a $30 million net credit due to a change in our forfeiture rate assumption for equity awards, partially offset by a modification charge on equity awards related to the Spin-Off.

•	We refined our forfeiture assumptions based on actual award forfeitures by employees, which was greater than the assumption used in the historical calculation of non-cash compensation expense. While this is an area of significant judgment, we will continually assess our forfeiture assumption in light of actual experience and do not anticipate a change of this magnitude in the future.

•	Assuming, among other things, that our stock price does not vary widely from present levels, we anticipate quarterly amortization of non-cash compensation expense will decrease from levels recorded in the first two quarters of 2005 as higher value options are amortized and replaced by lower value restricted stock unit expense.

•	We will adopt SFAS 123(R) (“Share Based Payment”) in the first quarter of 2006. We do not expect 123(R) will have a material effect on our results of operations or financial position.

•	At September 30, 2005, there were approximately 43.5 million stock-based awards outstanding, consisting of 38 million stock options with a $13.38 weighted average exercise price and a weighted average remaining life of 3.6 years, and 5.5 million restricted stock units.

•	We granted 30,000 stock awards during the third quarter, consisting of restricted stock units. Year-to-date Expedia, Inc. and IAC/InterActiveCorp. (“IAC”) have granted approximately 7 million stock awards to Expedia employees, consisting of 3.8 million options with a five-year cliff vest granted to our Chairman with a weighted average exercise price of $32.12, and approximately 3 million restricted stock units granted to other employees.

Net Interest Income

•	The Company’s reduced cash balance versus historical amounts will result in reduced interest income in the near-term compared with what has been recorded in the historical combined statements of income.

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Income Taxes

•	From January 1, 2005 through the Spin-Off, we were a member of the IAC consolidated tax group. Accordingly, we will file a federal income tax return and certain state income tax returns on a combined basis for this period. IAC will settle the income tax liability related to these filings; as such, these amounts are not included in our income taxes payable. As of September 30, 2005, our current income tax payable represents amounts that we will settle with the Internal Revenue Service and other tax authorities based on our income taxes after the Spin-Off.

•	We have computed income taxes using our stand-alone tax rate.

•	The effective tax rate for income from adjusted net income was 36% for the three and nine months ended September 30, 2005 compared to 37% in the prior year periods. Third quarter effective tax rates were higher than the federal statutory rate of 35% principally due to state taxes.

•	Third quarter 2004 effective tax rates were higher than the federal statutory rate principally due to state taxes and foreign losses for which no tax benefit was recognized.

Foreign Exchange

•	As Expedia, Inc.’s reporting currency is the U.S. Dollar, reported financial results are impacted from strength or weakness in the U.S. dollar in comparison to the currencies of our international websites. Management believes investors may find it useful to assess 2005 growth rates with and without the impact of foreign exchange. The estimated impact of foreign exchange was as follows (amounts may not add due to rounding):

	Three months ended September 30, 2005 Y/Y growth rates	Y/Y growth rates excluding foreign exchange movements	Impact on Y/Y growth rates from foreign exchange movements	Nine months ended September 30, 2005 Y/Y growth rates	Y/Y growth rates excluding foreign exchange movements	Impact on Y/Y growth rates from foreign exchange movements
Revenue	16.1%	16.7%	-0.7%	15.7%	15.9%	-0.2%
Operating Income	85.2%	90.0%	-4.8%	82.6%	87.9%	-5.3%
Operating Income Before Amortization	15.0%	17.4%	-2.4%	20.5%	22.7%	-2.2%

Acquisitions & Investments

•	A number of acquisitions and investments were completed during 2004 and 2005 that impacted financial results during the time periods included in this release, specifically our acquisitions and investments in TripAdvisor, Egencia (ECT Europe), Activity World, WTM (ECT U.K.), eLong and Premier Getaways.

•	Management believes that investors may find it useful to assess 2005 growth rates with and without the impact of acquisitions and investments. The estimated impact of these acquisitions and investments was as follows:

	Three months ended September 30, 2005 Y/Y growth rates	Y/Y growth rates excluding acquisitions and investments	Impact on Y/Y growth rates from acquisitions and investments	Nine months ended September 30, 2005 Y/Y growth rates	Y/Y growth rates excluding acquisitions and investments	Impact on Y/Y growth rates from acquisitions and investments
Revenue	16.1%	13.0%	3.1%	15.7%	11.5%	4.2%
Operating Income	85.2%	87.8%	-2.6%	82.6%	78.2%	4.4%
Operating Income Before Amortization	15.0%	15.8%	-0.8%	20.5%	17.4%	3.1%

Balance Sheet Notes

Cash, Cash Equivalents, Current Restricted Cash and Marketable Securities

•	Cash, cash equivalents, current restricted cash and marketable securities were $261 million at September 30, 2005.

•	The $33 million of current restricted cash and cash equivalents primarily relates to agency air revenue transactions.

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Receivables from IAC/InterActiveCorp.

•	In connection with the Spin-Off, we extinguished all intercompany receivable balances from IAC by recording a distribution to IAC according to the terms of a separation agreement between IAC and Expedia, as explained in further detail in the Company’s Registration Statement on Form S-4, filed on June 17, 2005.

Accounts & Notes Receivable

•	Accounts and notes receivable include credit card receivables generally due within two to three days from our agency transactions, which are generally due within 30 days from our airlines, global distribution and hotel suppliers.

•	These receivables generally track with our gross bookings pattern, building throughout the first half of the year and decreasing in the second half as bookings activity subsides.

Prepaid Expenses

•	Prepaid expenses are primarily composed of prepaid marketing. The increase reflects our decision to weight our marketing spend later in the year.

Goodwill & Intangible Assets, net

•	Goodwill and intangible assets, net relates primarily to the Company’s acquisitions of Hotels.com, Expedia.com and Hotwire.

•	Amortization of intangible assets with definite lives was $31 million and $94 million for the three and nine months ended September 30, 2005, compared with $32 million and $93 million for the three and nine month periods ended September 30, 2004. These amounts are generally not deductible for tax purposes.

Long-Term Investments and Other

•	The reduction in long-term investments at September 30, 2005 versus December 31, 2004 reflects our consolidation of eLong after exercising our warrants to increase our ownership to 59% on an outstanding basis and the Company’s write-off of an investment of $23 million after making a determination that the decline in value of our investment was other than temporary, partially offset by our 50% ownership interest in an aircraft through a capital contribution from IAC/InterActiveCorp.

Deferred Merchant Bookings and Accounts Payable, Merchant

•	Deferred merchant bookings consist of amounts received from customers who have not yet traveled. Merchant revenue is generally not recognized until travel is initiated.

•	The payment to suppliers related to these bookings is not made until approximately one week after booking for air travel and, for all other merchant bookings, after the customer’s use and subsequent billing from the supplier. Therefore, especially for merchant hotel, which represents the majority of Expedia’s overall merchant bookings, there is generally some period of time from the receipt of cash from customers to supplier payment.

•	As long as the merchant hotel business continues to grow positively, as it has historically, and our business model does not change, we expect that the change in working capital will continue to be positive. If this business declines or if the model changes, it would negatively affect our working capital.

•	For the nine months ended September 30, 2005, the change in deferred merchant bookings and accounts payable and accrued liabilities contributed $543 million to cash flow from operating activities.

Revolving Credit Facility

•	On July 11, 2005, we entered into a $1 billion five-year unsecured revolving credit facility with a group of lenders. The revolving facility bears interest based on our financial leverage, and is currently at a rate equal to LIBOR plus .50%. The revolving credit facility also contains financial covenants consisting of a leverage ratio and a minimum net worth. As of September 30, 2005 we were in compliance with all covenants.

•	Expenses associated with the facility were less than $1 million during the third quarter and are classified in net interest income on the statements of income. There was no outstanding balance on the facility at September 30, 2005. We expect to utilize the revolver during the fourth quarter of 2005 as our gross bookings reach their seasonal low and our accounts payable from merchant bookings come due.

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Derivative Liabilities

•	In connection with IAC’s acquisition of Ask Jeeves, we are obligated to issue shares of Expedia, Inc. common stock (or pay cash in equal value) to holders of Ask Jeeves convertible notes. We estimate that we may be required to issue up to 4.3 million shares of Expedia, Inc. common stock upon conversion. The estimated fair value of this obligation at September 30, 2005 was $88 million, recorded as a derivative liability on our balance sheet.

•	For the three and nine months ended September 30, 2005, we recorded unrealized gains of $12 million principally related to the Ask Jeeves liability due to the decrease in our share price during the third quarter. These gains are recorded in “other income” on our statements of income.

•	We anticipate recording a quarterly gain or loss in future quarters as we adjust the fair value of these long-term liabilities due to fluctuations in our stock price. The size or incidence of such gains or losses is not predictable.

Series A Cumulative Convertible Preferred Stock (“Preferred Stock”)

•	We have fewer than 1,000 shares of preferred stock outstanding with an aggregate face value of less than $20,000.

Expedia Class B Common Stock

•	There are approximately 26 million shares of Expedia Class B common stock outstanding.

•	The holders of Class B common stock are entitled to one vote when voting separately as a class, and ten votes when voting together as a single group with the holders of Expedia common stock and Expedia preferred stock.

•	Our Chairman has general voting authority for the Class B common stock.

Warrants

•	As of September 30, 2005 Expedia, Inc. had approximately 59 million warrants outstanding, which if exercised in full would entitle their holders to acquire approximately 35 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $775 million (average $22.28 per Expedia, Inc. common share).

•	There are approximately 32 million warrants related to the Vivendi Universal transaction completed by IAC/InterActiveCorp in 2002. There are two tranches of these warrants, both of which expire in 2012:

•	Approximately 24 million warrants entitle the holders to acquire 1/2 share of Expedia, Inc. at an exercise price of $12.23. If exercised in full, the warrants would entitle their holders to approximately 12 million Expedia, Inc. common shares.

•	Approximately 8 million warrants entitle the holders to acquire 1/2 share of Expedia, Inc. at an exercise price of $14.45. If exercised in full, the warrants would entitle their holders to approximately 4 million Expedia, Inc. common shares.

•	There are approximately 26 million warrants that are publicly-traded on Nasdaq under the ticker symbols “EXPEW” and “EXPEZ.” Both issues expire in February 2009.

•	There are approximately 15 million EXPEW warrants outstanding. Each warrant entitles the holder to acquire 1/2 share of Expedia, Inc. at an exercise price of $15.61. If exercised in full, the warrants would entitle their holders to approximately 7 million Expedia, Inc. common shares.

•	There are approximately 11 million EXPEZ warrants outstanding. Each warrant entitles the holder to acquire approximately 0.97 shares of Expedia, Inc. at an exercise price of $11.56. If exercised in full, the warrants would entitle their holders to approximately 11 million Expedia, Inc. common shares.

•	There are less than 1 million miscellaneous warrants outstanding.

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Expedia, Inc.

Supplemental Information – Third Quarter 2005

•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on the financial statements in our releases and SEC filings.

•	As our business evolves and as we integrate our operations, we intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and / or change, and such changes could be material.

•	We have changed our methodology for the allocation of gross bookings by brand. “Expedia” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and our worldwide Expedia Corporate travel businesses. “Other” gross bookings constitute bookings from all brands other than Expedia-branded properties and Hotels.com. In addition, there have been minor adjustments to historical allocation of our revenue between domestic and international.

•	Metrics, with the exception of revenue items, include 100% of the results of an unconsolidated joint-venture of which we own approximately 49.9%.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. Some numbers may not add due to rounding.

(in $ millions)	2004		2005			YTD
	Q3	Q4	Q1	Q2	Q3	YTD 2004	YTD 2005
Gross Bookings by Geography
Domestic	$2,630	$2,300	$3,184	$3,229	$3,050	$8,155	$9,463
International	636	595	902	909	887	1,724	2,698

Total	$3,266	$2,895	$4,086	$4,138	$3,937	$9,879	$12,161
Net Revenue by Geography
Domestic	$414	$350	$386	$440	$457	$1,183	$1,283
International	89	89	99	115	128	221	342

Total	$504	$439	$485	$555	$585	$1,404	$1,625
Gross Bookings by Brand
Expedia	$2,525	$2,310	$3,251	$3,191	$3,047	$7,567	$9,489
Hotels.com	461	351	483	502	502	1,425	1,487
Other	280	234	352	445	388	887	1,185

Total	$3,266	$2,895	$4,086	$4,138	$3,937	$9,879	$12,161
Gross Bookings by Agency/Merchant
Agency	$1,875	$1,760	$2,386	$2,422	$2,296	$5,585	$7,104
Merchant	1,391	1,135	1,700	1,716	1,641	4,294	5,057

Total	$3,266	$2,895	$4,086	$4,138	$3,937	$9,879	$12,161
Packages Revenue	$106	$92	$114	$125	$128	$304	$367
Number of Transactions	9.2	7.6	9.7	10.0	10.3	25.9	30.0
Merchant hotel room nights	9.1	7.4	7.3	9.0	10.2	24.4	26.5

Notes & Definitions:

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel by customers, including taxes, fees and other charges.

Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

Merchant Hotel Room Nights – Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.

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Definitions of Non-GAAP Measures

The following measures are defined by the Securities and Exchange Commission as non-GAAP financial measures.

Operating Income Before Amortization is defined as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) amortization of non-cash compensation expense, (3) amortization of intangible assets and goodwill impairment, if applicable and (4) certain one-time items, if applicable. Management believes this measure is useful to investors because it represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Expedia, Inc.’s statements of income of certain expenses, including non-cash compensation, non-cash payments to partners, and acquisition-related accounting. Due to the high variability and difficulty in predicting certain items that affect net income, such as interest rates and tax rates, Expedia, Inc. is unable to provide reconciliation to net income on a forward-looking basis without unreasonable efforts.

Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to common stockholders plus (1) amortization of non-cash distribution and marketing expense, (2) amortization of non-cash compensation expense, (3) amortization of intangible assets and goodwill impairment, if applicable, (4) one-time items, net of related tax, and minority interest, (5) mark to market gains and losses on derivative liabilities and (6) discontinued operations, net of tax. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the recurring core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to restricted stock units (“RSU”) in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of other non-cash expenses not directly tied to the recurring core operations of our businesses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing comparable GAAP measures, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measures.

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Tabular Reconciliations for Non-GAAP Measures

(figures in $000s)

Operating Income Before Amortization

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Operating Income Before Amortization	$183,524	$159,610	$494,501	$410,401
Amortization of non-cash distribution and marketing	(5,138)	(3,256)	(9,055)	(13,027)
Amortization (recovery) of non-cash compensation	1,009	(44,350)	(79,899)	(134,394)
Amortization of intangibles	(30,756)	(31,743)	(94,204)	(92,520)

Operating Income	148,639	80,261	311,343	170,460
Net interest income	17,968	9,303	47,479	23,611
Write-off of long-term investment	(23,426)	—	(23,426)	—
Other	7,379	5,398	11,889	2,906
Income tax expense	(69,026)	(37,455)	(143,895)	(77,737)
Minority interest in loss of consolidated subsidiaries	501	585	106	113

Net Income	$82,035	$58,092	$203,496	$119,353

Adjusted Net Income & EPS

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net income	$82,035	$58,092	$203,496	$119,353
Amortization of non-cash distribution and marketing	5,138	3,256	9,055	13,027
Amortization (recovery) of non-cash compensation	(1,009)	44,350	79,899	134,394
Amortization of intangibles	30,756	31,743	94,204	92,520
Write-off of long-term investment	23,426	—	23,426	—
Unrealized gain on derivatives instruments	(12,000)	—	(12,000)	—
Minority interest	(535)	(219)	(1,448)	(332)
Income tax expense	(863)	(27,040)	(53,345)	(83,923)

Adjusted net income	$126,948	$110,182	$343,287	$275,039

GAAP diluted weighted average shares outstanding	353,351	340,549	344,819	340,549
Additional restricted stock units	4,814	—	1,605	—

Adjusted weighted average shares outstanding	358,165	340,549	346,424	340,549

Diluted earnings per share	$0.23	$0.17	$0.59	$0.35

Adjusted earnings per share	$0.35	$0.32	$0.99	$0.81

Free Cash Flow

	Nine months ended September 30,
	2005	2004
Net cash flow provided by operating activities	$943,653	$714,540
Less: capital expenditures	(40,859)	(37,499)

Free cash flow	$902,794	$677,041

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Conference Call

Expedia, Inc. will audiocast its conference call with investors and analysts discussing its third quarter financial results and certain forward-looking information on Thursday, November 3, 2005 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s current expectations and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: Expedia, Inc.’s ability to effectively update, automate and integrate disparate financial and accounting systems and approaches among its brands and businesses; adverse changes in senior management; the rate of growth of the Internet and online travel; changes in global economic conditions, consumer spending, the competitive environment, the e-commerce industry and broadband access; world events (including adverse weather, health risks or terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates; fluctuations in foreign exchange rates; the ability to effectively operate the newly consolidated businesses as an independent entity from IAC/InterActiveCorp; the health of the travel industry, including consumer and business spending on travel; Expedia, Inc.’s ability to expand successfully in international markets; possible one-time charges resulting from, among other events, integration activities, platform migration and shared services efforts; failure to realize cost efficiencies; the successful completion of pending corporate transactions and the integration of acquired businesses; the accuracy, integrity, security and redundancy of systems, including financial and accounting systems, and networks of Expedia, Inc.; and other risks detailed in Expedia, Inc.’s public filings with the Securities and Exchange Commission, including Expedia, Inc.’s amended Registration Statement on Form S-4 (Commission file number 333-124303-01), filed on June 17, 2005. Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Basis of Presentation

On December 21, 2004, IAC announced its plan to separate into two independent public companies in order to better achieve certain strategic objectives of its various businesses. This transaction is referred to as the “Spin-Off.”

On August 9, 2005, Expedia, Inc. became an independent public company and began trading on the Nasdaq under the symbol “EXPE.” These unaudited consolidated financial statements present our results of operations, financial position, stockholders’ equity and cash flows of Expedia, Inc. on a combined basis up through the Spin-Off and on a consolidated basis thereafter. The unaudited financial statements relating to periods prior to August 9, 2005 were prepared on a combined basis because there was no direct ownership relationship among any or all of the businesses that comprised Expedia, Inc. upon Spin-Off.

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About Expedia, Inc.

Expedia, Inc. is one of the world’s leading travel service companies. With its portfolio of leading travel brands, Expedia, Inc. empowers business and leisure travelers with the tools and information they need to easily research, plan, book and experience travel. The Company also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s main companies include: Expedia.com, Hotels.com, Hotwire, Expedia Corporate Travel, TripAdvisor and Classic Vacations. Expedia, Inc.’s companies also operate internationally with sites in Canada, the United Kingdom, Germany, France, Italy, the Netherlands and China, through its investment in eLong. For more information visit www.expediainc.com. (Nasdaq: EXPE).

Contacts

Investor Relations	Communications
Stu Haas	Wendy Grover
(425) 679-7852	(425) 679-7874
ir@expedia.com

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